UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2013

ARTHROCARE CORPORATION

(Exact name of registrant as specified in charter)

Delaware	0-027422	94-3180312
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7000 West William Cannon, Building One

Austin, TX  78735

(Address of principal executive offices, including zip code)

(512) 391-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On December 31, 2013, ArthroCare Corp. (NASDAQ: ARTC), and the U.S. Department of Justice (“DOJ”), entered into a  Deferred Prosecution Agreement (“DPA”) filed today with the United States District Court in the Western District of Texas (the Court).  The DPA will resolve the ongoing investigation by the DOJ regarding allegations of securities and related fraud committed under a previous management team.  The investigation was first announced in December 2008.  The facts underlying this agreement relate specifically to matters self-disclosed by ArthroCare to the U.S. Securities and Exchange Commission (“SEC”) and the DOJ, as previously described by ArthroCare in its public press releases and SEC filings.

In conjunction with the DPA, the DOJ concurrently filed a criminal information concerning a single-count of conspiracy to commit wire and securities fraud.  The DPA is for a 24 month period and, subject to its successful completion, the DOJ agrees that the DPA will expire and that the DOJ will seek dismissal of the criminal information.    Pursuant to the DPA, ArthroCare has agreed to pay a $30 million fine to the DOJ and to maintain a compliance program meeting certain criteria specified in the DPA.  ArthroCare also must report annually on the status of the Compliance Program to the DOJ.  There is no independent monitor requirement pursuant to the DPA.

The foregoing is only a summary of the material terms of the DPA and does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the full text of the DPA, which is filed as exhibit 10.1 attached hereto.

Item 7.01.             Regulation FD Disclosure.

On January 6, 2014, ArthroCare disseminated  the press release attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.             Financial Statements and Exhibits.

Exhibit No.	Description

10.1	DPA dated and related exhibits
99.1	Press Release Dated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTHROCARE CORPORATION

Date: January 7, 2014	By:	/s/ David Fitzgerald
David Fitzgerald
President and Chief Executive Officer